Exhibit 23.1

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Emeritus Corporation

We consent to incorporation by reference in the registration statement (No. 333-05965) on Form S-8 of Emeritus Corporation of our report dated February 21, 1997, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Emeritus Corporation.


/s/ KPMG Peat Marwick LLP

Seattle, Washington
March 27, 1997